Torrence Boone Joins Macy’s, Inc. Board of Directors

CINCINNATI-December 12, 2019-Macy’s, Inc. (NYSE:M) today announced the appointment of Torrence Boone, vice president, Global Client Partnerships at Google, to its board of directors, effective December 12, 2019.

At Google, Boone is responsible for driving the company’s strategies and partnerships across a portfolio of the world’s largest global advertisers, spanning the tech, health, beauty and consumer packaged goods industries. Boone leads a team focused on large scale global strategic partnerships that deploy Google products and platforms to achieve breakthrough marketing results. Boone also serves as co-lead of the NYC office and a member of the company’s Global Business Hiring Committee.

“Torrence’s multigenerational knowledge and global view of the consumer will be essential to Macy’s, Inc. during a time when we’re hyper focused on strengthening our customer base. His expertise in advertising, marketing and technology will add value as we continue to balance the art and science in our marketing strategies. In addition, his work as an advocate for ethnic diversity and inclusion also make him a great fit for the Macy’s, Inc. board of directors,” said Jeff Gennette, chairman and chief executive officer of Macy’s, Inc.

“Torrence’s experiences complement the skills and background of our current board of directors. We know he will be a substantial addition and look forward to his contributions,” said Marna Whittington, Macy’s, Inc. lead independent director.

“Macy’s, Inc. is an established leader in the retail industry, and I am excited to serve on the board of directors during this dynamic and exciting time. I look forward to working with the other directors and management team to contribute to Macy’s, Inc.’s growth,” added Boone.

With the addition of Boone, the Macy’s, Inc. board of directors will comprise 12 members. Boone will serve on the Nominating and Governance Committee.

About Torrence Boone

Torrence Boone, 50, is currently VP, Global Client Partnerships at Google, and has been with the company for 10 years. Prior to Google, Torrence held senior agency leadership positions at WPP & Publicis. Before his career in advertising, Torrence was a senior manager at Bain & Company, where he advised a broad range of clients on corporate and business strategy, mergers and acquisitions, new product development and interactive strategy. Boone is a former board member for Finish Line, a leading national specialty retailer, a board member of Pond5, a leading online marketplace for creative assets and a board member of Effie Worldwide. Boone holds a bachelor’s degree in Economics, with honors, from Stanford University, and a M.B.A. from Harvard Business School.

About Macy's, Inc.

Macy’s, Inc. is one of the nation’s premier retailers, with fiscal 2018 sales of $24.971 billion and approximately 130,000 employees. The company operates approximately 680 department stores under the nameplates Macy’s and Bloomingdale’s, and approximately 190 specialty stores that include Bloomingdale’s

The Outlet, Bluemercury, and Macy’s Backstage. Macy’s, Inc. operates stores in 43 states, the District of Columbia, Guam and Puerto Rico, as well as macys.com, bloomingdales.com and bluemercury.com. Bloomingdale’s stores in Dubai and Kuwait are operated by Al Tayer Group LLC under license agreements. Macy’s, Inc. has corporate headquarters in Cincinnati, Ohio, and New York, New York.

Contacts:
Media – Blair Rosenberg
646-429-6032
media@macys.com

Investors – Mike McGuire
513-579-7780
investors@macys.com